Exhibit 23.2
CONSENT OF KPMG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Kaman Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-66183, 333-116371, and 333-188247) on Form S-8, (No. 333-127649) on Form S-4, and (No. 333-160244) on Form S-3 of Kaman Corporation of our report dated February 25, 2013, with respect to the consolidated balance sheet of Kaman Corporation and subsidiaries as of December 31, 2012, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012, and the related financial statement schedule, which report appears in the December 31, 2013 annual report on Form 10-K of Kaman Corporation.

(signed) KPMG LLP

Hartford, Connecticut
February 27, 2014